Exhibit 99.1

Medizone International Announces a Change in the Board of Directors

Press Release on  Wednesday August 23, 2017 8:30 AM EST

Dwayne Montgomery to step down from the Board of Directors of Medizone International

Medizone International, Inc. (OTCQB: MZEI) (Kalamazoo, MI) the developer of AsepticSure®, a revolutionary disinfection technology that combines ozone and hydrogen peroxide to achieve unprecedented kill rates of bacteria and viral pathogens in a wide range of commercial applications including healthcare, biodefense, and public health preparedness, announced today that Dwayne Montgomery will be stepping down from his position on the Board of Directors.

Effective August 31, 2017, Dwayne Montgomery will step down from the Board based on some unfortunate medical concerns.

“On behalf of our employees, the board, and shareholders, I want to thank Dwayne for his service and support of the Company,” commented David Esposito, Chairman and Interim CEO. “We wish Dwayne all the best as he prioritizes his health and his family during the time ahead.”

Medizone continues to execute on plans to establish AsepticSure as a superior solution worldwide to achieve unprecedented kill rates of bacteria and viral pathogens in a wide range of commercial applications including healthcare, biodefense, and public health preparedness.  The Company continues to support sales and distribution channels in several markets across the globe and is working on entering several segments in the US market.

About Medizone International, Inc.

Founded initially in 1986 to develop treatments for lipid-enveloped viruses, Medizone International, Inc. shifted focus in 2007 to develop a superior disinfectant technology. The company developed the AsepticSure system to combine oxidative compounds (O3 and H202) to produce a unique mixture of free radicals (H2O3 known as trioxidane) with much higher oxidative potential than ozone or hydrogen peroxide alone. After securing broad IP protection for the use of trioxidane for both healthcare facility disinfecting systems and bioterrorism applications, the company released its AsepticSure system for use in Canada, and several other global markets.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including the risk that government and international agencies and organizations may not adopt our system, global economic conditions generally, government regulation, manufacturing and marketing risks, adverse publicity risks, risks associated with our entry into the U.S. and other markets, expansion and operations. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

For press information on Medizone International, please contact:
John Pentony, Investor and Media Relations
Medizone International, Inc.
T: 01 269-202-5020
E: j.pentony@medizoneint.com

For more information, visit:
http://www.medizoneint.com
Email: operations@medizoneint.com